Exhibit 99.1

FOR IMMEDIATE RELEASE

CRAFT BREW ALLIANCE ISSUES PRELIMINARY FINANCIAL RESULTS FOR 2013; POSITIVE OUTLOOK FOR 2014

10% Depletion Growth for the Fourth Quarter Contributes to 11% Growth for the Full Year

Portland, Ore. (January 28, 2014) – Craft Brew Alliance, Inc. (“CBA”) (Nasdaq: BREW), an independent craft brewing company, today announced preliminary 2013 financial results and plans for continued growth in 2014 and beyond by building on the company’s successful portfolio strategy and opportunity to capture gross margin expansion.

Preliminary results for the fourth quarter 2013 include:
•	A strong close to 2013 highlighted by 10% growth in depletions over the fourth quarter of 2012, the third consecutive quarter of double-digit depletion growth.
•	An increase in net sales and branded beer shipments of 5.4% and 6.1%, respectively, in the fourth quarter.
•	A decrease in gross margin rate by 100 basis points to 26.0% in the fourth quarter compared to the fourth quarter last year primarily due to shifts in product mix and increased distribution‑related costs.
•	Diluted earnings per share (“EPS”) of $0.04 for the quarter versus 2012 EPS of $0.01 primarily as a result of an increase in gross profit and decreases in SG&A.

Preliminary results for the full year 2013 include:
•	Net sales growth of 6%, reflecting the continued strength of the Kona Brewing, Redhook Brewery and Omission brands, as well as continued repositioning of the Widmer Brothers brand.
•	Depletion growth of 11% and owned brands shipment growth of nearly 8% reflecting the continuing strength of our complimentary portfolio of craft beers.
•	Contract brewing revenue reduction of 40% as a result of the termination of certain contract brewing contracts in late 2012.
•	Gross margin rate of 28.1%, a reduction of 150 basis points from 2012, primarily due to product mix and distribution costs in our beer business and lower restaurant business margin related to our Woodinville pub remodel.
•	Selling, general and administrative expense (“SG&A”) of $46.5 million, an increase of $1.6 million from 2012, reflecting continued investments in brand development and sales capabilities, partially offset by the leverage of one-time spending in prior years.
•	EPS of $0.10 versus 2012 EPS of $0.13.
•	Capital expenditures of approximately $8.8 million, reflecting continued investments in capacity, our pubs, efficiency and quality initiatives.

Craft Brew Issues Preliminary 2013 Results and Provides 2014 Financial Outlook

“For everyone who knows me, it will come as no surprise that I am candidly mixed in terms of how I feel about our financial performance last year”, said CBA Chief Executive Officer Andy Thomas. “On the one hand, I am extremely proud of the record growth in sales and brand momentum that we achieved; but on the other hand, I know we can do much better given the talent, strategy and structure we have in place. In looking ahead, I am wholly committed to seeing us apply the same resolve and discipline towards improving our bottom line that we did to achieve our strong topline growth last year. Additionally, with our plans to expand our brewing capability in the Southeast, along with CBA’s new leadership team, I look forward to seeing us continue to build on our successes and deliver both strong topline and bottom line growth for the full year. Finally, I want to take a moment to thank our former CEO, Terry Michaelson, who was critical in helping establish CBA’s advantaged strategy and growth over the past several years; I am honored to step into his shoes and grateful for his continued support this year.”

Components of anticipated 2014 results and developments are:

Portfolio Highlights
•	We believe our national portfolio strategy will continue to drive strong topline growth and differentiate us from others in our high-growth market.
•	Widmer Brothers celebrates a significant milestone in 2014, which marks the brewery’s 30th anniversary. Celebration initiatives include six new collaborations with Oregon craft brewers, special 30th anniversary events and beers, as well as the launch of a new signature year-round IPA, Upheaval.
•	Our fastest growth brand, Kona Brewing, celebrates its 20th anniversary this year, and we are excited to be expanding into four new states as well as launching Castaway IPA on the mainland.
•	Redhook will continue to build on its strong national partnerships, including Dan Patrick, Buffalo Wild Wings, and theCHIVE. Additionally, we announced the national expansion of KCCO Black Lager, Redhook’s first collaboration with theCHIVE, earlier this year.
•	We look forward to putting an increased focus and investment behind Omission, our innovative fast-growing craft beer that has been specially crafted to remove gluten.
•	Additionally, we will continue our commitment to innovation in adjacent categories like cider and cross-brand packaging to bring the power of CBA’s portfolio to consumers and retailers in exciting ways.
•	We look forward to continued international expansion across all brand families.

Operational Highlights
•	Building on our successful track record in developing strong partnerships, we will be expanding our brewing footprint in the Southeast mid-year. This new partnership will help to improve gross margin by bringing brewing capability closer to growing markets while alleviating emerging capacity constraints driven by growth in the east region and internationally.
•	We will continue to transform our supply chain to drive further efficiencies in how we partner with our wholesalers.
•	Additionally, as a result of SKU rationalization, we look forward to continued growth in our topline as well as significant improvements in gross margin performance for the year.

Craft Brew Issues Preliminary 2013 Results and Provides 2014 Financial Outlook

“Our full-year 2014 guidance reflects our commitment to continue to drive the top-line by pursuing focused growth plans that strengthen CBA’s overall craft portfolio as well as our commitment to expanding gross margin with focus on key initiatives such as SKU rationalization and our new brewing partnership,” said Chief Financial Officer Mark Moreland. “With regards to the annual guidance, we will continue to focus on full-year estimates with the understanding that quarter-to-quarter performance will exhibit volatility.”

Anticipated financial highlights for 2014:

•	Depletion growth estimate of 7% to 11%.
•	Average price increase of 1%-2%.
•	Growth in contract brewing revenue of 25% to 50% as a result of new partnerships.
•	Gross margin rate of 28.5% to 30.5%. As we continue to optimize our brewing locations and improve our capacity utilization and efficiency, we expect our gross margin rate to expand 500-700 basis points over the next five years.
•	SG&A expense ranging from $52 million to $54 million primarily reflecting reinvestment into our sales and marketing infrastructure.
•	Capital expenditures of approximately $15 million to $20 million, continuing our investments in capacity and efficiency improvements, quality initiatives and restaurant and retail.

Forward-Looking Statements
Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future, including depletions and sales growth, the level or effect of SG&A expense, the amount of capital spending, and the benefits or improvements to be realized from strategic initiatives and capital projects, are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the year ended December 31, 2012. Copies of these documents may be found on the Company’s website, www.craftbrew.com, or obtained by contacting the Company or the SEC.

About Craft Brew Alliance

CBA is an independent, publicly traded craft brewing company that was formed through the merger of leading Pacific Northwest craft brewers – Widmer Brothers Brewing and Redhook Ale Brewery – in 2008. With an eye toward preserving and growing one-of-a-kind craft beers and brands, CBA welcomed Kona Brewing Company in 2010, and then launched Omission beer in 2012 and Square Mile Cider Company in 2013.

When Kurt & Rob Widmer founded Widmer Brothers Brewing in 1984, they didn’t confine their brewing exploration to strict style guidelines. To this day, Widmer Brothers continues to create craft beers with a unique and unconventional twist on traditional styles that are award winning and please a wide range of craft beer lovers. Redhook began in a Seattle transmission shop in 1981 and those colorful roots are reflected in the brand’s personality to this day. The eminently drinkable beers consistently win awards and please crowds across the United States. Kona Brewing was founded in 1994 by the father and son team of Cameron Healy and Spoon Khalsa, who dreamed of crafting fresh, local-island brews with spirit, passion and quality. As the largest craft brewery in Hawaii, Kona personifies the laid-back, passionate lifestyle and environmental respect of the Hawaiian people and culture. Omission beer is the first craft beer brand in the United States focused exclusively on brewing great tasting craft beers with traditional beer ingredients, including malted barley, that are specially crafted to remove gluten. Square Mile Cider was inspired by the fortitude and perseverance of the original pioneers and reinvigorates an enduringly classic beverage with its blend of apples hand-selected for the perfect balance of sweet and tart.

Craft Brew Issues Preliminary 2013 Results and Provides 2014 Financial Outlook

For more information, visit: www.craftbrew.com.

Media Contact:	Investor Contact:
Jenny McLean	Edwin Smith
Craft Brew Alliance, Inc.	Craft Brew Alliance, Inc.
(503) 331-7248	(503) 972-7884
jenny.mclean@craftbrew.com	ed.smith@craftbrew.com

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